The information in this prospectus supplement is not complete and may be changed. We cannot sell these securities or accept an offer to buy these securities until this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(5)

Registration 333-104318

Subject to completion, dated August 4, 2003

Prospectus Supplement

(To Prospectus dated August 4, 2003)

9,500,000 shares

Common stock

Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, Inc., is selling 9,500,000 shares of our common stock as described in this prospectus supplement and the accompanying base prospectus. We will not receive any proceeds from the offering. In this prospectus supplement, we refer to Westar Industries, Inc. and Westar Energy, Inc. collectively as Westar. In addition, we sometimes refer to Westar in this prospectus supplement as the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “OKE.” On August 4, 2003, the last reported sales price of our common stock on the New York Stock Exchange was $20.36 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to Westar, before expenses	$	$

The underwriter has an option for a period of 30 days to purchase up to 1,425,000 additional shares from Westar at the public offering price to cover over-allotments.

The underwriter expects to deliver the shares to purchasers on or about August     , 2003.

Investing in our common stock involves risks. You should carefully review and consider the information under the heading “Risk factors” beginning on page S-11 of this prospectus supplement before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

August     , 2003

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the shares of our common stock by Westar and includes information about us and our financial condition. The second part is the accompanying prospectus, which provides more general information. Unless otherwise specified, when we refer to the prospectus, we are referring to both parts of this document combined. In addition unless we otherwise indicate or unless the context requires, all references in this prospectus to “ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses.

Incorporation of certain documents by reference

The Securities and Exchange Commission allows us to “incorporate by reference” information filed with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The following documents which we have previously filed with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated into this prospectus by reference:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

3. Our current reports on Form 8-K dated January 6, 2003 (two reports), January 9, 2003, January 14, 2003 (two reports), January 17, 2003, January 23, 2003, January 31, 2003, February 3, 2003, February 5, 2003, February 6, 2003, February 25, 2003, February 28, 2003, March 3, 2003, April 30, 2003, May 6, 2003, July 31, 2003 and August 4, 2003;

4. The description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

5. The description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the Securities and Exchange Commission on February 6, 2003, including any amendment or report filed for the purpose of updating that description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents.

Information that we file with the Securities and Exchange Commission will automatically update and may replace information in this prospectus and information previously filed with the Securities and Exchange Commission.

You may request a copy of the filings incorporated by reference in this prospectus, at no cost, by writing or calling us at: ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103 (Telephone: 918-588-7000).

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, the selling stockholder may sell from time to time, in one or more offerings, up to (1) 21,815,386 shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock, which we refer to in this prospectus supplement as our Series D convertible preferred stock (or an equal number of shares of common stock into which the shares of Series D convertible preferred stock are converted), and (2) 4,714,434 shares of common stock. This offering is a part of that shelf registration process. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” beginning on page 3 of the accompanying prospectus before investing in our common stock.

Forward-looking information

Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income for the Texas properties acquired from Southern Union Company early in January 2003, a reduction in operating income and a recognition of gains from the sale of some of the assets of our production segment and a reduction in operating income from the sale of some of our midstream natural gas assets; management’s plans and objectives for future operations, including anticipated capital expenditures related to the Texas properties acquired from Southern Union Company and anticipated reductions in capital expenditures related to the sale of some of the assets of our production segment; expectations relating to pending or possible acquisitions and dispositions; expectations as to the dividend level on our common stock; business prospects; outcome of regulatory proceedings; market conditions; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

• risks associated with any reduction in our credit ratings;

• the effects of weather and other natural phenomena on sales and prices;

• competition from other energy suppliers as well as alternative forms of energy;

• the capital intensive nature of our business;

• competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

• further deregulation, or “unbundling,” of the natural gas business;

• the profitability of assets or businesses acquired by us;

• risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

• economic climate and growth in the geographic areas in which we do business;

• the uncertainty of estimates, including accruals and gas and oil reserves;

• the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

• the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

• the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

• the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East or elsewhere;

• the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

• risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

• the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

• our ability to access capital at competitive rates or on terms acceptable to us;

• actions taken by Westar or its affiliates with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar;

• the risk of a significant slowdown in growth or a decline in the U.S. economy, the risk of delay in growth in recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

• the other risks and other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk factors” in this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our common stock. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Our company

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil, natural gas liquids and electricity marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park. In addition, as a result of the completion of our acquisition of certain assets in Texas early in January 2003, we are the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. Our energy marketing and trading segment provides service to customers throughout the United States and also owns and operates an electric generating facility in Oklahoma.

The following chart illustrates the principal segments in which we report operations, separated into our regulated and our nonregulated operations.

Our business strategy

Our business strategy is focused on the maximization of shareholder value by vertically integrating our business operations across the natural gas energy chain from the wellhead to the burner tip. In order to implement this strategy, we plan to:

• look for acquisition opportunities, when advantageous, that complement and strengthen our geographic footprint and core lines of business;

• maximize the earnings potential of existing assets through rationalization and consolidation;

• maintain and improve upon our strong financial condition while remaining committed to our practice of consistent dividend payments;

• pursue regulatory initiatives that benefit us and our customers; and

• trade around physical assets and minimize high-risk activities.

Recent developments

Westar’s ownership of ONEOK stock and related transactions. Westar currently owns 4,714,434 shares of our common stock and 21,815,386 shares of our Series D convertible preferred stock. Subject to various terms and conditions, the Series D convertible preferred stock is convertible into shares of our common stock on a one-for-one basis. In February 2003, we repurchased approximately $300 million of ONEOK preferred stock from Westar and entered into a series of agreements with Westar relating to its continued ownership of ONEOK stock. These agreements are summarized under “Transaction Agreement with Westar” and “Description of Capital Stock” in the accompanying prospectus and relate, among other things, to:

• prohibitions on Westar taking various actions, including with respect to our securities or business combination transactions involving us;

• restrictions on Westar’s ability to transfer our equity securities;

• Westar’s agreement to vote all ONEOK voting securities it owns in a specified manner;

• Westar’s right to designate one director to our board; and

• ONEOK’s obligation to register ONEOK securities owned by Westar for resale under the Securities Act of 1933.

On August 4, 2003, we entered into a new transaction agreement with Westar, which, among other things, amended various of these agreements. Under the new transaction agreement, Westar has agreed to use its commercially reasonable efforts to effect an underwritten public offering of shares of our common stock issuable upon conversion of a portion of the shares of our Series D convertible preferred stock it currently owns. The new transaction agreement further provides that, if the gross proceeds of this offering exceed $150 million, we will purchase from Westar, immediately following the consummation of this offering, a number of shares of our common stock currently owned by Westar equal to $50 million divided by the per share public offering price of our common stock in this offering. If the gross proceeds of the offering exceed $150 million, under the new transaction agreement, the shares sold by Westar in this offering, to the extent of the excess, may consist, at Westar’s option, of shares of our common stock that it currently owns, excluding shares of our common stock that we have agreed to repurchase from Westar, or shares of our common stock issuable upon conversion of shares of Series D convertible preferred stock, or both. Westar has indicated that any excess shares will consist primarily of shares of our common stock that it currently owns.

For a more complete description of our prior transactions with Westar and the terms of the various agreements to which Westar is a party, see the information set forth under “Westar’s ownership of our stock; transactions with Westar” in this prospectus supplement and “Transaction Agreement with Westar” and “Description of Capital Stock” in the accompanying prospectus.

In this prospectus supplement, we sometimes refer to this offering, the issuance of shares of common stock upon the conversion of Series D convertible preferred stock in connection with this offering and the repurchase of common stock from Westar as the Transactions.

Kansas Gas Service rate case. In January 2003, our Kansas Gas Service business filed a rate case with the Kansas Corporation Commission to increase annual rates by approximately $76 million. On July 11, 2003, the Kansas Corporation Commission staff submitted testimony and recommended an increase in annual rates of $28.7 million. Intervenors in the case have recommended annual rate increases ranging from $31 million to $59 million. Kansas Gas Service submitted its rebuttal testimony on August 4, 2003. Kansas Gas Service and the Kansas Corporation Commission staff will present their testimonies to the commissioners of the Kansas Corporation Commission during hearings scheduled to begin August 18, 2003. The Kansas Corporation Commission has until September 29, 2003 to issue a final order in the rate case. If approved, the new rates will be effective in the third quarter of 2003. Until a final order is received, Kansas Gas Service will continue to operate under the current rate schedules. Should recovery of any regulatory assets, or portions thereof, be denied by the Kansas Corporation Commission, these costs may no longer meet the criteria of FAS Statement 71 and, accordingly, may be required to be written-off.

Recent results. On July 31, 2003, we announced net income of $22.5 million, or 23 cents per diluted share of common stock, for the second quarter of fiscal year 2003 compared with $35.4 million, or 29 cents per diluted share of common stock, for the same quarter one year ago. Results for the six month period ended June 30, 2003 included:

• Increased operating income for most of our business segments, with significant gains in the production, gathering and processing, and marketing and trading segments;

• Operating income of $294.4 million, compared with $220.7 million for the same period one year ago; included in operating income for 2003 is only $25.2 million for mark-to-mark earnings;

• Income from continuing operations of $148.2 million, or $1.43 per diluted share of common stock, compared with $104 million, or 86 cents per diluted share of common stock, for the same period one year ago; and

• Total net income of $45 million, or 51 cents per diluted share of common stock, compared with $108 million, or 89 cents per diluted share of common stock, for the same period one year ago.

ONEOK was organized in May 1997 and acquired the gas business of Westar in November 1997. We are the successor to a company founded in 1906 as Oklahoma Natural Gas Company. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone (918) 588-7000.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONEOK, you should refer to the information under the caption “Our company” on page S-17 of this prospectus supplement and to the information described under the caption “Where You Can Find More Information” on page 3 of the accompanying prospectus.

The offering

Issuer	ONEOK, Inc.
Selling stockholder	Westar Industries, Inc.
Common stock offered	9,500,000 shares
Common stock to be repurchased by us from Westar	2,455,796 shares(1)
Common stock to be outstanding after the Transactions	80,366,246 shares(2)
New York Stock Exchange symbol	OKE
Common stock price range (January 1, 2003 through August 4, 2003)	$15.73 – $21.28
Dividend policy

As a result of an increase in the quarterly dividend on our common stock to $0.17 per share from $0.155 per share effected in the first quarter of 2003, we now pay a per share quarterly dividend to our common shareholders of $0.68 on an annualized basis. We expect to maintain that dividend level; however, the payment of dividends will be determined from time to time by our board of directors.

Use of proceeds	Westar, as the selling stockholder, will receive all net proceeds from this offering. We will not receive any proceeds from this offering. See “Use of proceeds.”

Risk factors

See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares shown to be repurchased by us from Westar was calculated by dividing $50 million by the last reported share price of our common stock on the New York Stock Exchange of $20.36 on August 4, 2003. The exact number of shares of our common stock to be so repurchased will equal $50 million divided by the per share public offering price of our common stock in this offering. See “Westar’s ownership of our stock; transactions with Westar.”

(2)	The number of shares shown to be outstanding after the consummation of the Transactions is based on the number of shares of our common stock outstanding as of July 31, 2003, and does not include shares reserved for issuance upon the exercise of options granted or available under our stock option and other compensation plans. As of July 31, 2003, we had outstanding options to purchase 3,289,168 shares of our common stock with a weighted average exercise price of $19.03 per share. The number of shares assumes that 7,700,000 shares of common stock sold in this offering consist of shares issuable upon the conversion of Series D convertible preferred stock and that 1,800,000 shares of common stock currently owned by Westar are also sold in this offering. In addition, the number of shares gives effect to our expected repurchase of 2,455,796 shares of common stock from Westar. The repurchase is expected to be consummated immediately following the closing of this offering. The number of shares does not give effect to the conversion of any other shares of Series D convertible preferred stock.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option and assumes the repurchase by us from Westar immediately following the consummation of this offering of 2,455,796 shares of common stock currently owned by Westar.

Our common stock includes associated rights to purchase preferred stock pursuant to our rights agreement. Each right entitles its registered holder to purchase from or exchange with us preferred or common stock pursuant to the terms of the rights agreement. You should read the accompanying prospectus, which provides more detail about the rights, before investing in our common stock.

Summary consolidated financial data

The table below sets forth summary consolidated financial data for the periods indicated. We derived the summary consolidated statements of income data for the years ended December 31, 2002, 2001 and 2000 from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. We derived the summary consolidated statement of income data for the six months ended June 30, 2003 and 2002 and the summary consolidated balance sheet data as of June 30, 2003 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown.

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Six months ended June 30,		Years ended December 31,
	2003	2002	2002	2001	2000

(In millions, except per share data)	(unaudited)

Consolidated statements of income data:
Operating revenues, excluding energy trading revenues	$1,372.3	$916.0	$1,894.9	$1,814.2	$1,932.6
Energy trading revenues, net	172.8	137.8	209.4	101.8	63.6
Cost of gas	909.7	520.8	1,128.6	1,089.6	1,250.5

Net revenues	635.4	533.0	975.7	826.4	745.7

Operating expenses:
Operations and maintenance	226.6	210.7	401.3	381.6	248.5
Depreciation, depletion and amortization	80.1	72.8	147.9	133.5	119.4
General taxes	34.3	28.8	55.0	55.7	53.3

Total operating expenses	341.0	312.3	604.2	570.8	421.2

Operating income	294.4	220.7	371.5	255.6	324.5

Other income (loss), net	1.8	4.4	(6.6)	0.9	18.5
Interest expense	53.5	54.0	106.4	140.1	118.6
Income taxes	94.5	67.1	102.5	37.5	86.7

Income from continuing operations	148.2	104.0	156.0	78.9	137.7
Income from operations of discontinued component, net of tax	2.3	4.0	10.6	24.9	5.8
Gain on sale of discontinued component, net of tax	38.4	—	—	—	—
Cumulative effect of a change in accounting principle, net of tax	(143.9)	—	—	(2.2)	2.1

Net income	45.0	108.0	166.6	101.6	145.6
Preferred stock dividends	20.2	18.6	37.1	37.1	37.1

Income available for common stock	$24.8	$89.4	$129.5	$64.5	$108.5

Earnings per share of common stock:
Basic	$0.74	$0.90	$1.40	$0.85	$1.23

Diluted	$0.51	$0.89	$1.39	$0.85	$1.23

	June 30, 2003
	Actual	As adjusted(1)

(In millions)	(unaudited)

Consolidated balance sheet data (at period end):
Net working capital(2)	$93.7	$
Property, plant and equipment, net	3,340.9
Total assets	5,618.7
Long-term debt, less current maturities(3)	1,913.4
Total shareholders’ equity(4)	1,234.6

(1)	Adjusted to reflect our expected repurchase from Westar of shares of our common stock in an amount equal to $50 million, or 2,455,796 shares, based on the last reported sales price of our common stock on the New York Stock Exchange of $20.36 on August 4, 2003, pursuant to our new transaction agreement with Westar. See “Westar’s ownership of our stock; transactions with Westar.”

(2)	Actual “Net working capital” includes current assets (including cash) less current liabilities. “Net working capital” on an as adjusted basis gives effect to the consummation of the Transactions.

(3)	Includes impact of hedge accounting for interest rate swaps, which increases long-term debt, less current maturities, by approximately $93.4 million.

(4)	Actual “Total shareholders’ equity” includes 21,815,386 outstanding shares of Series D convertible preferred stock held by Westar. “Total shareholders’ equity” on an as adjusted basis gives effect to the consummation of the Transactions.

Risk factors

Investing in our common stock involves risks, including the risks described below that are not specific to our common stock and those that could affect us and our business. You should not purchase common stock unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks of which we are not currently aware may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any common stock, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-looking information.”

Our nonregulated businesses are riskier than our traditional regulated businesses.

Our nonregulated operations have a higher level of risk than our regulated operations, which include our traditional utility and gas transportation and storage businesses. Our operating income from our nonregulated operations has increased significantly due to acquisitions and expansion of our nonregulated businesses, and represented 60% and 55% of our total operating income for the years ended December 31, 2002 and 2001, respectively. We expect to continue investing in nonregulated projects, including natural gas marketing, gas production, gas processing and trading and other projects. These projects could involve risks associated with operational factors such as competition and dependence on certain suppliers and customers, and financial, economic and political factors, such as rapid and significant changes in prices of hydrocarbons and energy, the cost and availability of capital and counterparty risk, including the inability of a trading counterparty, customer or supplier to fulfill a contractual obligation.

Our regulated and nonregulated businesses are subject to market and credit risks.

We are exposed to market and credit risks in all of our operations. To minimize the risk of market price fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, natural gas liquids and electricity. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P,” of “A-“ (stable outlook) and by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” of “Baa1” (negative watch). We will seek to maintain a solid investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In particular, if S&P or Moody’s were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would adversely affect our financial results, and our potential pool of investors and funding sources could decrease. In particular, our energy marketing and trading business relies upon the investment grade rating of our senior unsecured long-term debt to satisfy credit support requirements with several counterparties. If our credit ratings were to decline below investment grade, our ability to participate in energy marketing and trading activity could be significantly limited. Further, if our short-term ratings were to fall below A-1 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. Any such downgrade of our long- or short-term ratings could increase our cost of capital and reduce the availability of capital and, thus, have a material adverse effect on our business, financial condition, liquidity and results of operations. Ratings from credit agencies are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating.

We may not be able to successfully make additional strategic acquisitions or integrate businesses we acquire into our operations.

Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval, if required, of the acquisitions on favorable terms; and (4) our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to grow. Our ability to successfully integrate acquired businesses into our operations will depend on: (1) the adequacy of our implementation plans; and (2) our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

We are subject to risks associated with recent events affecting capital markets and changes in business climate which could limit our access to capital, thereby increasing our costs and adversely affecting our results of operations.

We have grown rapidly in the last several years as a result of acquisitions, both in regulated and nonregulated businesses. Further acquisitions may require additional external capital. The September 11, 2001 attack on the United States and the ongoing war against terrorism by the United States have resulted in greater uncertainty in the financial markets. In addition, the availability and cost of capital for our business and those of our competitors has been adversely affected by the bankruptcy of Enron Corporation and disclosures by Enron and other energy companies of their trading practices involving energy products. These events have constrained and are expected to continue to constrain the capital available to our industry and could limit our access to funding for our operations. If we are not able to access capital at competitive rates, our strategy of enhancing the earnings potential of our existing assets, including through acquisitions of complementary assets or businesses, will be adversely affected. A number of other factors could adversely affect our ability to access capital, including (1) general economic conditions; (2) capital market conditions; (3) market prices for gas and other hydrocarbons; (4) the overall health of the energy and related industries; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. Much of our business is capital intensive, and achievement of our long-term growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

We are subject to comprehensive regulation by several federal, state and municipal utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility regulatory authorities in Kansas, Oklahoma and Texas regulate many aspects of our utility operations, including customer service and the rates that we can charge customers.

Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation by the Federal Energy Regulatory Commission of our storage and interstate pipeline assets. The profitability of our regulated operations is dependent on our ability to pass costs related to providing energy and other commodities through to our customers. The current regulatory environment applicable to our regulated businesses could impair our ability to recover costs historically absorbed by our customers.

In this regard, we recorded a $34.6 million charge against earnings in the fourth quarter of 2001 as a result of the Oklahoma Corporation Commission’s issuance of an order denying our Oklahoma Natural Gas utility division the right to collect $34.6 million in gas procurement costs incurred during the 2000-2001 winter season. A joint stipulation approved by the Oklahoma Corporation Commission on May 16, 2002 allowed the recovery of $14.2 million in gas costs written off in the fourth quarter of 2001.

In addition, our Kansas Gas Service utility division’s rate moratorium expired in November 2002. On January 31, 2003 Kansas Gas Service filed a rate case to increase annual rates by $76 million. On July 11, 2003, the Kansas Corporation Commission staff submitted testimony and recommended an increase in annual rates of $28.7 million. Intervenors in the case have recommended annual rate increases ranging from $31 million to $59 million. Kansas Gas Service submitted its rebuttal testimony on August 4, 2003. Kansas Gas Service and the Kansas Corporation Commission staff will present their testimonies to the commissioners of the Kansas Corporation Commission during hearings scheduled to begin August 18, 2003. The Kansas Corporation Commission has until September 29, 2003, to issue a final order in the rate case. As with any regulatory proceeding, the rate increase request may or may not be granted in total and subjects Kansas Gas Service to what could be a rate reduction. Moreover, if Kansas Gas Service is not granted recovery of various regulatory assets in the rate case, some of the assets may no longer meet the criteria for deferred recognition. As a result, a write-off of regulatory assets may be required, which could have an adverse impact on our financial condition and results of operations.

We are unable to predict the impact on our operating results from the future regulatory activities of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our business, financial condition and results of operations.

Increased competition could have a significant adverse financial impact on us.

Although there are no major distributors marketing natural gas sales service in our service area, marketing firms do arrange direct purchase contracts between large users in our service area and producers outside our area, taking advantage of the open-access status of the pipeline systems that we use to transport natural gas to our customers. In addition, we may face competition from natural gas distribution operations that may enter the market in the future. Our ability to compete also depends upon general market conditions, which may change. Demand for natural gas is primarily a function of customer usage rates, weather, production volumes, economic conditions, competing distribution operations, prices for competing products and price for service.

Furthermore, retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. The total impact of restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. Although we believe that the prices our utility operations charge for gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market, there can be no assurances that this will be true in the future.

The impact of these variables in conjunction with regulatory constraints on the components of our capital structure could also result in our inability to access capital funding sources adequate to finance our capital expenditure and nonregulated investment plan.

Our business could be adversely affected by strikes or work stoppages by our unionized employees.

As of June 30, 2003, approximately 832 of our 4,420 employees were represented by labor unions under collective bargaining agreements. We currently are in negotiations with labor unions representing approximately 500 of our Kansas Gas Service employees. We cannot predict the results of the renegotiation of these labor agreements when required, including whether any failure to reach new agreements will have a negative effect on our business, financial condition and results of operations or whether we will be able to reach agreement at all with the unions. Any failure to reach agreement on new labor contracts when required might result in a work stoppage. Any future work stoppage could, depending on the operations and the length of the work stoppage, have a material adverse effect on our business, financial condition and results of operations.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative effects on our business, financial condition and access to capital.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, recently discovered accounting irregularities at public companies in general and energy companies in particular and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. In this regard, on January 9, 2003, we received a subpoena from the U.S. Commodity Futures Trading Commission, or CFTC, requesting information regarding certain trades by energy and power marketing firms and information provided by us to energy industry publications. We forwarded our initial response to the subpoena and have provided supplemental information to the CFTC in accordance with requests made by the CFTC for production of additional information. Currently, we are in the process of responding to a request by the CFTC for supplemental information. We intend to comply with the CFTC’s latest request as well as cooperate throughout the CFTC investigatory process. In complying with the subpoena, we have not discovered any information that we believe would adversely affect us.

In addition, previously discovered accounting irregularities at public companies in general have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets.

In light of these events, Congress passed the Sarbanes-Oxley Act of 2002. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically. Any new accounting standards could affect the way we are required to record revenues, expenses, assets and liabilities. These changes in accounting standards could have a negative effect on reported earnings or increase liabilities that could, in turn, adversely affect our reported results of operations.

We do not fully hedge against price changes in commodities. This could result in increased costs, thereby resulting in lower margins and adversely affecting our results of operations.

We enter into contracts to purchase and sell natural gas. We attempt to manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we cannot always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility or our hedges are not effective, our results of operations and financial position may be diminished.

We are subject to environmental regulations that could be difficult and costly to comply with.

We are subject to a number of environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. If an accidental leak or spill of hazardous materials occurs from our lines or facilities or in the process of transporting natural gas, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial condition and results of operations.

Westar and its affiliates own a significant percentage of our stock and may have interests that differ from those of our other stockholders.

Upon completion of the Transactions, Westar will beneficially own approximately 15% of ONEOK stock, including shares of Series D convertible preferred stock. All of these shares currently are registered for resale on the “shelf” registration statement filed by us.

Our shareholder agreement with Westar restricts Westar from acquiring additional shares of ONEOK equity securities and contains a “standstill” agreement under which Westar has agreed to refrain from taking various actions that might lead to a change in control or other significant corporate transactions involving ONEOK. Under the shareholder agreement, subject to various exceptions and to compliance with the Securities Act of 1933, including Rule 144 thereunder, and the terms of the new transaction agreement, including its lock-up provision, Westar may not, without our consent, sell its shares of our common stock (assuming conversion of all shares of Series D convertible preferred stock to be transferred) to any one person or group that, after giving effect to the transfer, owns 5% or more of our then outstanding common stock (assuming conversion of all shares of Series D convertible preferred stock to be transferred). Our shareholder agreement will terminate when, among other occurrences, Westar’s beneficial ownership of ONEOK stock falls below 10%. The standstill provision, however, will continue until November 26, 2012.

For a more complete description of Westar’s various rights with respect to stock ownership and corporate governance matters, see the information set forth under the caption “Westar’s ownership of our stock; transactions with Westar” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus. Our corporate governance documents and our various agreements with Westar, including the shareholder agreement, are also filed as exhibits to or incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline.

If our stockholders, including Westar and its affiliates, sell additional amounts of our common stock in the public market following this offering or the market perceives that those sales might occur, the market price of our common stock could decline. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. Based on outstanding shares as of July 31, 2003, upon completion of the Transactions, we will have 80,366,246 shares of common stock outstanding, assuming that the underwriters do not exercise their option to purchase additional shares. That number of shares excludes the shares of common stock into which our Series D convertible preferred stock held by Westar and its affiliates is convertible, subject to the terms of the shareholder agreement.

We and our officers and directors and Westar have agreed that, subject to limited exceptions described under the caption “Underwriting,” for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of J.P. Morgan Securities Inc., the underwriter of this offering, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. In addition, Westar agreed to extend the lock-up provision of the prior transaction agreement for an additional period beginning August 4, 2003 and ending 90 days after the date of this prospectus supplement. During this period, Westar will not offer, pledge, sell, purchase or hedge any shares of our common stock, other than with respect to the Transactions.

As described above, all shares of our common stock owned by Westar or its affiliates will be available for sale at any time to the extent permitted under Rule 144 of the Securities Act of 1933, subject to the terms of the shareholder agreement and the new transaction agreement and the lock-up of Westar under the Underwriting Agreement . In addition, Westar has registration rights that could allow Westar or its affiliates to sell its shares freely through a future registration statement filed under the Securities Act of 1933.

Our company

General

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil, natural gas liquids and electricity marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, as a result of the completion of our acquisition of certain assets in Texas early in January 2003, we are the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. Our energy marketing and trading segment provides service to customers throughout the United States and also owns and operates an electric generating facility in Oklahoma.

Our business strategy

Our business strategy is focused on the maximization of shareholder value by vertically integrating our business operations across the natural gas energy chain from the wellhead to the burner tip. Our strategy as it applies to our business segments is described below under the caption “—Our business segments.” In addition, in order to continue implementing this strategy, we plan to:

Look for acquisition opportunities, when advantageous, that complement and strengthen our geographic footprint and core lines of business.

We will seek to acquire additional assets that will complement our geographic focus and further our integrated strategy while providing synergistic trading and marketing opportunities along the natural gas energy chain. In addition to recent distribution business acquisitions that have allowed us to further our mid-continent focus while achieving regulatory diversification and providing stable cash flow, we will continue to evaluate opportunities that will allow us to expand our network of storage and pipeline assets, increase our leased storage and pipeline capacity, and grow our markets served.

Maximize the earnings potential of existing assets through rationalization and consolidation.

We continually monitor our assets and business mix in an effort to maximize value, through dispositions or other means, from non-core assets that no longer fit with our overall integrated strategy. We expect that proceeds from any such dispositions will be used to retire indebtedness or will be redeployed into existing core businesses or acquisitions that will further our overall strategy and create additional shareholder value.

Maintain and improve upon our strong financial condition while remaining committed to our practice of consistent dividend payments.

We are focused on managing and financing our businesses in a manner that is consistent with the maintenance of investment grade credit ratings. We believe that investment grade credit ratings provide us with a competitive advantage in the current market environment and allow us to minimize our financing costs over the long-term, while also providing the financial flexibility required to allow us to pursue attractive capital investment opportunities, as and when they are available. In January 2003, as part of our commitment to consistent dividend payments, we increased the dividend on our common shares by 9.7% to $0.68 annually.

Pursue regulatory initiatives that benefit us and our customers.

Our philosophy with respect to regulatory bodies is to maintain strong relationships with the regulators, and to seek solutions that benefit our shareholders and our customers.

Trade around physical assets and minimize high-risk activities.

Our marketing and trading segment is actively engaged in value creation through marketing and trading of natural gas, crude oil and natural gas liquids to both wholesale and retail customers throughout the United States using leased gas storage and firm transportation capacity from related parties and others. Our strategy involves leveraging the competitive advantage of our strong physical asset position, superior mid-continent knowledge and expansive geographic reach to provide unique high margin services and take advantage of supply/demand and geographic pricing inefficiencies.

Our business segments

Distribution. We provide natural gas distribution as a regulated public utility to almost 2.0 million wholesale and retail customers in Oklahoma, Kansas and Texas. Our distribution operations in Oklahoma are conducted as Oklahoma Natural Gas, or ONG, which delivered natural gas to an average of 811,000 customers through the first six months of 2003. Our largest markets in Oklahoma include the Oklahoma City and Tulsa metropolitan areas. Our distribution operations in Kansas are conducted as Kansas Gas Services, or KGS, which delivered natural gas to an average of 644,000 customers through the first six months of 2003. Our largest markets in Kansas include Kansas City, Wichita, Topeka and Johnson County, which includes Overland Park. Our distribution operations in Texas are conducted as Texas Gas Services, or TGS, which delivered natural gas to an average of 545,000 customers through the first six months of 2003, over 90% of which are residential. Our largest markets in Texas include the cities of El Paso and Austin.

Net revenues from our distribution segment represented approximately 44% and 45% of our consolidated net revenues for the six months ended June 30, 2003 and June 30, 2002, respectively. Operating income from our distribution segment represented approximately 26% and 36% of our consolidated operating income for the six months ended June 30, 2003 and June 30, 2002, respectively.

Our strategy with respect to our distribution businesses is to generate stable cash flows from operations and earnings while focusing on providing low-cost service to our customers.

Transportation and storage. We provide intrastate natural gas pipeline transportation and storage in Oklahoma, Kansas and Texas. We conduct this business primarily through wholly owned intrastate pipeline companies with 7,763 miles of pipe and wholly owned natural gas storage companies with a total controlled capacity of approximately 59.6 billion cubic feet, of which approximately 8.0 billion cubic feet is currently idled. The storage facilities in Oklahoma, Kansas and Texas are connected to our intrastate pipelines and are located near unaffiliated intrastate and interstate pipelines, providing our storage customers with access to multiple markets. The transportation and storage segment benefits from contract structures that are heavily weighted towards reservation fees and leases, which reduces sensitivity to fluctuations in volumes and commodity prices. ONEOK-affiliated entities are among the principal customers of this segment as are a number of third party transporters.

Net revenues from our transportation and storage segment represented approximately 9% and 11% of our consolidated net revenues for the six months ended June 30, 2003 and June 30, 2002, respectively. Operating income from our transportation and storage segment represented approximately 9% of our consolidated operating income for the six months ended June 30, 2003 and June 30, 2002.

Our strategy with respect to the transportation and storage segment is to leverage our strategically located mid-continent asset base to increase throughput and margins while maintaining a competitive cost structure and providing reliable transportation and storage services.

Production. We own natural gas and oil producing reserves in the mid-continent region. We focus on acquiring and developing reserves rather than exploratory drilling. After giving effect to the sale of approximately 70% of our natural gas and production reserves in January of 2003, we will have 72.2 Bcfe of reserves and total production of 9.6 Bcfe per year.

Net revenues from our production segment represented approximately 4% and 3% of our consolidated net revenues for the six months ended June 30, 2003 and June 30, 2002, respectively. Operating income from our production segment represented approximately 3% and 2% of our consolidated operating income for the six months ended June 30, 2003 and June 30, 2002, respectively.

Our strategy with respect to the production business is to pursue reserve acquisitions when market conditions and valuations are appropriate. The sale of some of our production assets in January 2003 is a result of our ongoing strategy of developing and acquiring producing properties and, from time to time, selling some of our properties to redeploy capital and enhance returns to our shareholders.

Gathering and processing. We are engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids, or NGLs. As of June 30, 2003, we own and operate, lease and operate or own an interest in natural gas processing plants in Oklahoma, Kansas and Texas with a processing capacity of approximately 2.0 Bcf/d of which 0.2 Bcf/d is currently idle. Gas supplies for our processing plants are provided by approximately 14,000 miles of wholly-owned natural gas gathering pipelines. We also own and operate or lease and operate two NGL storage facilities in Kansas and own and operate or lease and operate two fractionation facilities in Oklahoma and Kansas. The total capacity of the NGL facilities is approximately 18 MMBbls and the total fractionation capacity of the two fractionation facilities is approximately 95 MBbls/d.

Net revenues from our gathering and processing segment represented approximately 16% of our consolidated net revenues for the six months ended June 30, 2003 and June 30, 2002. Operating income from our gathering and processing segment represented approximately 8% and 1% of our consolidated operating income for the six months ended June 30, 2003 and June 30, 2002, respectively.

Our strategy with respect to our gathering and processing segment is to consolidate and rationalize assets and renegotiate contracts to maximize the percentage of gathering and processing revenues from fee based contract structures and mitigate the variations in earnings and cash flows caused by fluctuations in commodity prices.

Marketing and trading. We are engaged in the marketing and trading of natural gas, crude oil, natural gas liquids and electricity to retail and wholesale customers throughout the United States. We market gas from the West Coast to the Chicago city gate. As our marketing operation has evolved from intrastate aggregation to interstate aggregation, we have remained focused on executing an integrated wholesale energy business strategy that is based on expanding our marketing, trading, and arbitrage opportunities in the natural gas and power markets.

Net revenues from our marketing and trading segment represented approximately 28% and 26% of our consolidated net revenues for the six months ended June 30, 2003 and June 30, 2002, respectively. Operating income from our marketing and trading segment represented approximately 54% of our consolidated operating income for the six months ended June 30, 2003 and June 30, 2002.

Our strategy with respect to our marketing and trading segment is to utilize the competitive advantage of our strategic location in the heart of the natural gas producing area of the United States, as well as our strong mid-continent market knowledge to capitalize on price volatility in the commodity markets and take advantage of supply/demand and geographic pricing inefficiencies.

Westar’s ownership of our stock; transactions with Westar

Westar’s ownership of our stock

Westar originally acquired its ONEOK stock in November 1997 in connection with our acquisition of Westar’s natural gas distribution business. As of July 31, 2003, Westar beneficially owned 4,714,434 shares, or approximately 6% of our outstanding common stock, based on 75,122,042 shares of common stock outstanding as of that date and 21,815,386 shares, or 100%, of our outstanding Series D convertible preferred stock which is convertible into our common stock on a one-to-one basis, subject to various terms and conditions. After the closing of the Transactions, Westar will beneficially own 458,638 shares, or approximately 0.6%, of our common stock outstanding and 14,115,386 shares of our outstanding Series D convertible preferred stock, assuming that 7,700,000 of the shares of common stock sold in this offering consist of shares issuable upon conversion of Series D convertible preferred stock, 1,800,000 of the shares of common stock currently owned by Westar are also sold in this offering and we repurchase from Westar immediately following the consummation of this offering 2,455,796 shares of common stock currently owned by Westar.

Transactions with Westar

In February 2003, we repurchased approximately $300 million of ONEOK preferred stock from Westar and entered into a series of agreements with Westar relating to its continued ownership of ONEOK stock. These agreements are summarized under “Transaction Agreement with Westar” and “Description of Capital Stock” in the accompanying prospectus and relate, among other things, to:

• prohibitions on Westar taking various actions, including with respect to our securities or business combination transactions involving us;

•	restrictions on Westar’s ability to transfer our equity securities;

•	Westar’s agreement to vote all ONEOK voting securities it owns in a specified manner;

•	Westar’s right to designate one director to our board; and

• ONEOK’s obligation to register ONEOK securities owned by Westar for resale under the Securities Act of 1933.

On August 4, 2003, we entered into a new transaction agreement with Westar, which, among other things, amended various of these agreements. Under the new transaction agreement, Westar agreed to use its commercially reasonable efforts to effect, at the offering price to which it agrees with the underwriter, an underwritten public offering of shares of our common stock issuable upon conversion of a portion of the shares of our Series D convertible preferred stock it currently owns. The new transaction agreement further provides that, immediately following the consummation of the offering with gross proceeds exceeding $150 million, we will purchase from Westar a number of shares of our common stock currently owned by Westar equal to $50 million divided by the per share public offering price of our common stock in this offering. If the gross proceeds of the offering exceed $150 million, under the new transaction agreement, to the extent of the excess, the shares that Westar sells in this offering may consist, at Westar’s option, of shares of our common stock that it currently owns, excluding shares of our common stock that we have agreed to repurchase from Westar, or shares of our common stock issuable upon conversion of shares of Series D convertible preferred stock, or both. Westar has indicated that any excess shares will consist primarily of shares of our common stock that it currently owns.

For a more complete description of our prior transactions with Westar and the terms of the various agreements to which Westar is a party, see the information set forth under “Transaction Agreement with Westar” and “Description of Capital Stock” in the accompanying prospectus.

Lock-up provision. The new transaction agreement provides for an extension of the lock-up provision set forth in the prior transaction agreement, which prohibited Westar from engaging in any transactions involving our securities between January 9, 2003 and August 4, 2003. The additional lock-up period begins August 4, 2003 and ends 90 days after the date of this prospectus supplement, so long as this offering is completed. We have waived the lock-up provision solely with respect to this offering.

Amendment of registration rights agreement. We and Westar agreed to amend three provisions of the registration rights agreement. The registration rights agreement has been amended to: (1) permit us, during the lock-up period, to use our common stock as consideration for the purchase or acquisition of stock or assets in other corporations or partnerships, provided that the acquired party agrees to be bound to the lock-up provisions described in the registration rights agreement; (2) require Westar to pay all fees, costs and expenses incurred after the effective date of the registration statement, in connection with any offering, whether or not the securities are offered in an underwritten offering; and (3) modify the term “Shelf Takedown” for some purposes to mean any offering or sale by Westar of securities registered under the resale shelf registration statement, whether or not the securities are offered in an underwritten offering.

5% ownership restriction. Under the shareholder agreement, subject to various exceptions and to compliance with the Securities Act of 1933, including Rule 144 thereunder, and the terms of the new transaction agreement, including its lock-up provision, Westar may not, without our consent, sell its shares of our common stock (assuming conversion of all shares of Series D convertible preferred stock to be transferred) to any one person or group that, after giving effect to the transfer, owns 5% or more of our then outstanding common stock (assuming conversion of all shares of Series D convertible preferred stock to be transferred).

Board representation. Although Westar has the right to designate one director to serve on our board, it has not done so as of the date of this prospectus supplement. Previously, under the original agreements between us and Westar relating to Westar’s ownership of ONEOK stock, Westar had the right to designate two directors to our board. Two directors designated by Westar served on our board from the time of Westar’s original acquisition of its ONEOK stock in November 1997 until November 2002, and Westar retained the right to designate two directors until those original agreements were amended in February 2003.

Westar’s principal place of business is 818 South Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (785) 575-6300.

Use of proceeds

All of the proceeds from this offering will go to the selling stockholder. We will not receive any proceeds from the sale of the common stock offered by the selling stockholder. There are no proceeds from the conversion of the Series D convertible preferred stock into common stock.

Capitalization

The following table sets forth our capitalization as of June 30, 2003 and our capitalization as adjusted to give effect to the consummation of the Transactions. The information in the table is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2003
	Actual		As adjusted(1)

(In millions)
Short-term notes payable (including current portion of long-term debt)	$6.3	0.2%	$	%
Long-term debt (excluding current portion)	1,913.4	60.6
Series D convertible preferred stock	362.0	11.5
Common shareholders’ equity	872.7	27.7

Total capitalization	$3,154.4	100.0%		$100.0%

(1)	Adjusted to reflect the assumption that 7,700,000 of the shares sold in this offering consist of shares issuable upon conversion of Series D convertible preferred stock, 1,800,000 of the shares of common stock currently owned by Westar are also sold in this offering and we repurchase from Westar immediately following the consummation of this offering 2,455,796 shares of common stock currently owned by Westar pursuant to our new transaction agreement with Westar. See “Westar’s ownership of our stock; transactions with Westar.”

Price range of common stock and dividends

Our common stock is currently listed on the New York Stock Exchange under the symbol “OKE.” The following table sets forth the high and low closing prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related dividends paid per common share during such periods.

	High	Low	Dividend

2003:
Third Quarter (through August 4, 2003)	$21.21	$19.65	$—
Second Quarter	$20.95	$18.45	$0.170
First Quarter	$19.96	$16.44	$0.170
2002:
Fourth Quarter	$19.71	$16.67	$0.155
Third Quarter	$22.19	$14.62	$0.155
Second Quarter	$23.14	$19.70	$0.155
First Quarter	$20.92	$16.34	$0.155
2001:
Fourth Quarter	$18.40	$16.15	$0.155
Third Quarter	$20.48	$14.17	$0.155
Second Quarter	$22.50	$19.01	$0.155
First Quarter	$24.34	$18.13	$0.155

On August 4, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $20.36 per share.

Dividends on our common stock are paid as declared by ONEOK’s board of directors. On May 15, 2003, our board of directors declared a dividend of $0.17 per share, to be paid on August 15, 2003 to shareholders of record on July 31, 2003. Purchasers in this offering will not be entitled to that dividend. Dividends can be paid by check or electronic deposit, or can be reinvested.

Certain U.S. federal tax

considerations for non-U.S. holders

The following is a summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by holders that are non-U.S. holders, as we define that term below. The statements of law or legal conclusions described in this summary constitute the opinion of Jones Day, special tax counsel to ONEOK. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”) has been requested with respect to any of the tax consequences discussed in this prospectus supplement and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion is limited to holders that will hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a “straddle,” or United States expatriates. In addition, this discussion specifically does not address the United States federal income and estate tax rules applicable to partnerships or entities treated as partnerships for United States federal tax purposes or to any persons who hold our common stock through entities treated as partnerships for United States federal tax purposes. Finally, this discussion does not address any state, local or foreign tax considerations.

We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the tax laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not a “U.S. person” and does not have a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “U.S. person” is:

• an individual who is a citizen or resident alien individual of the United States for United States federal income tax purposes;

• a corporation (or entity treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

• an estate the income of which is subject to United States federal income taxation regardless of its source; or

• a trust, the administration of which is subject to the primary supervision of a United States court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust with a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Dividends

Dividends paid to non-U.S. holders of our common stock will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty will generally be required to satisfy certain certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the United States withholding tax, but are instead are subject to United States federal income tax on a net income basis at applicable graduated tax rates. Certain certification and other requirements must be satisfied in order for effectively connected dividends to be exempt from withholding. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Gain on sale or other disposition

A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

• the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or is attributable, under an applicable tax treaty, to a United States permanent establishment maintained by such non-U.S. holder;

• the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

• we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the period during which you have held our common stock or the five-year period ending on the date you dispose of our common stock.

Non-U.S. holders who are subject to tax because the gain is effectively connected with a trade or business in the United States or attributable to a permanent establishment maintained in the United States will be subject to United States federal income tax on the net gain derived from the sale or other disposition at applicable graduated tax rates. Individual non-U.S. holders who are subject to United States tax because the holder was present in the United States for 183 days or more during the year of sale or other disposition will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by applicable United States losses from the disposition of other capital assets during the year.

We believe that we are not currently and we do not anticipate becoming a United States real property holding corporation. However, no assurance can be given that we will not become a United States real property holding corporation in the future. Even if we were to become a United States real property holding corporation, you still would not be subject to United States tax if our common stock is considered to be “regularly traded on an established securities market” for United States federal income tax purposes and you do not own, actually or constructively, at any time within the shorter of the two periods described above, more than 5% of our common stock. If any gain is taxable because we are or were a United States real property holding corporation, the buyer of our common stock will be required to withhold a tax equal to 10% of the amount realized on the sale.

United States federal estate taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person as described above in order to avoid backup withholding tax requirements with respect to our payments of dividends on our common stock. Under Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that non-U.S. holder and the tax withheld with respect to those dividends. This information reporting requirement applies even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge to the contrary. The payment of the proceeds on the sale or other disposition of common stock by a non-U.S. holder to or through a non-United States office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the United States, the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Underwriting

Subject to the terms and conditions of an underwriting agreement, dated the date of this prospectus supplement, J.P. Morgan Securities Inc. has agreed to purchase from the selling stockholder the number of shares of common stock shown opposite its name below.

Name	Number of shares

J.P. Morgan Securities Inc.	9,500,000

The underwriting agreement provides that the obligations of the underwriter are subject to approval of legal matters by counsel and other conditions. The underwriter is committed to purchase all of the common stock, other than those shares covered by the over-allotment option described below, if it purchases any common stock.

Underwriting discounts and commissions

The following table shows the per share and total underwriting discounts and commissions the selling stockholder will pay to the underwriter. The amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

	Without over- allotment exercise	With over- allotment exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            . These expenses are payable by Westar.

The underwriter initially proposes to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and may offer some of the shares of common stock to dealers at the initial public offering price less a concession not in excess of $         per share. The underwriter may allow, and the dealers may reallow, a concession not in excess of $         per share to certain other dealers. After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriter has a 30-day option to purchase up to 1,425,000 additional shares of common stock from Westar at the initial offering price less the underwriting discount set forth on the cover page of this prospectus supplement. To the extent that the underwriter exercises this option, the underwriter will have a firm commitment to purchase such additional number of shares of common stock.

The offering of the common stock is made for delivery when, as and if accepted by the underwriter and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject an order for the purchase of shares in whole or in part.

We and Westar have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of these liabilities.

Our executive officers and directors have agreed under lock-up agreements that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of our capital stock or any securities exchangeable for or convertible into shares of our capital stock, for a period of 90 days following the date of this prospectus supplement.

We have agreed, with exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities Inc. Specifically, we have agreed not to, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” (within the meaning of the Securities Exchange Act of 1934), or otherwise dispose of or transfer, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, transfer, disposition or filing. This agreement does not apply to (1) issuances pursuant to employee or director compensation plans existing on the date of this prospectus supplement, including issuances pursuant to the exercise of stock options outstanding on the date of this prospectus supplement, (2) grants of employee or director stock options pursuant to the terms of a plan in effect on the date of this prospectus supplement, (3) issuances pursuant to the exercise of such employee or director stock options, (4) the filing of registration statements on Form S-8 and amendments thereto in connection with such employee or director stock options or our employee stock purchase plans in existence on the date of this prospectus supplement, (5) issuances pursuant to employee thrift plans or direct stock purchase or dividend reinvestment plans in place on the date of this prospectus supplement and (6) the issuance of shares of our common stock or options in acquisitions in which the acquiror of such shares or options agrees to the foregoing restrictions.

Westar has agreed that, subject to certain exceptions, it will not offer, sell or otherwise dispose of any shares of our capital stock or securities exchangeable for or convertible into shares of our capital stock owned by it for a period of 90 days following the date of this prospectus supplement. In addition, under the new transaction agreement, Westar has agreed with us that it will not engage in any transactions with respect to our common stock, other than the offering, for 90 days following the date of this prospectus supplement. For a more detailed description of the transaction agreement’s lock-up provision, see “Westar’s ownership of our stock; transactions with Westar.”

Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting covering transactions, imposing penalty bids or engaging in passive market making. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A covering transaction means the placing of any bid on behalf of the underwriter or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriter to reclaim a selling concession from a selling group member in connection with the offering when common stock sold by the selling group member is purchased in covering transactions. Such stabilizing, if commenced, may be discontinued at any time.

The underwriter may create a short position by making short sales of the common stock and may purchase the common stock on the open market to cover short positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares. Naked short sales are sales in excess of the over-allotment option. A naked short position is likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriter creates a short position, it may choose to reduce or cover this position by either exercising the over-allotment option or by engaging in syndicate covering transactions. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing common stock on the open market. The underwriter must close out any naked short position by purchasing common stock in the open market. In determining the source of common stock to close out the covered short position, the underwriter will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which it may purchase common stock through the over-allotment option.

The underwriter may make copies of this preliminary prospectus supplement and accompanying prospectus available over the Internet to customers or through its web site.

The underwriter or its affiliates have from time to time provided investment banking, financial advisory and lending services to us and our affiliates in the ordinary course of business for which they have received customary fees, and they may continue to do so.

Legal matters

Various legal matters, including the validity of the common stock offered by this prospectus supplement, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Various legal matters will be passed on for Westar by Davis Polk & Wardwell, Menlo Park, California. Various legal matters relating to the offering will be passed on for the underwriter by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time has acted as counsel to ONEOK.

ONEOK, Inc.

Common Stock

$0.925 Series D Non-Cumulative

Convertible Preferred Stock

This prospectus relates to (1) 21,815,386 shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock (or an equal number of shares of common stock into which the shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock are converted) and (2) 4,714,434 shares of common stock that in either case may be offered from time to time by Westar Industries, Inc. We will not receive any of the proceeds from the sale of the shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock or common stock offered by Westar Industries, Inc.

There is no established trading market for the $0.925 Series D Non-Cumulative Convertible Preferred Stock. Our common stock is listed and traded on the New York Stock Exchange under the symbol “OKE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 4, 2003.

About This Prospectus	2

Where You Can Find More Information	3

Forward-Looking Information	4

About ONEOK	6

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	6

Transaction Agreement with Westar	6

Description of Capital Stock	8

Use of Proceeds	22

Selling Stockholder	22

Plan of Distribution	23

Legal Matters	25

Experts	25

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholder identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to (1) 21,815,386 shares of Series D Non-Cumulative Convertible Preferred Stock (or an equal number of common stock into which the shares of Series D Non-Cumulative Convertible Preferred Stock are converted) and (2) 4,714,434 shares of common stock. The prospectus supplement or pricing supplement may also add, update, supplement or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

• “ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses;

• “Westar” mean, collectively, Westar Energy, Inc. and Westar Industries, Inc.;

“common stock” mean our common stock, par value $0.01 per share;

• “Series D Convertible Preferred Stock” mean our $0.925 Series D Non-Cumulative Convertible Preferred Stock; and

• share information are adjusted for our June 11, 2001 two-for-one stock split.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference. We incorporate by reference the documents listed below.

• our annual report on Form 10-K for the year ended December 31, 2002;

• our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

• our current reports on Form 8-K dated January 6, 2003 (two reports), January 9, 2003, January 14, 2003 (two reports), January 17, 2003, January 23, 2003, January 31, 2003, February 3, 2003, February 5, 2003, February 6, 2003, February 25, 2003, February 28, 2003, March 3, 2003, April 30, 2003, May 6, 2003, July 31, 2003 and August 4, 2003;

• the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

• the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the Securities and Exchange Commission on February 6, 2003, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

We also incorporate by reference all future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the related offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities  in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus or the accompanying prospectus supplement identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the “Risk Factors” listed in our current report on Form 8-K dated January 14, 2003 and the following:

• risks associated with any reduction in our credit ratings;

• the effects of weather and other natural phenomena on sales and prices;

• competition from other energy suppliers as well as alternative forms of energy;

• the capital intensive nature of our business;

• competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

• further deregulation, or “unbundling,” of the natural gas business;

• the profitability of assets or businesses acquired by us;

• risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

• economic climate and growth in the geographic areas in which we do business;

• the uncertainty of estimates, including accruals and gas and oil reserves;

• the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

• the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates and recovery of gas costs;

• the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

• the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East or elsewhere;

• the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

• risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

• the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

• our ability to access capital at competitive rates or on terms acceptable to us;

• actions taken by Westar with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar;

• the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 or other terrorist attacks; and

• the other risks and other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil, natural gas liquids and electricity marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park. In addition, as a result of the completion of our acquisition of certain assets in Texas early in January 2003, we are the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. Our energy marketing and trading segment provides service to customers throughout the United States and also owns and operates an electric generating facility in Oklahoma.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the six months ended June 30,	For the years ended December 31,			For the years ended August 31,
2003	2002	2001	2000	1999	1998

3.28x	2.12x	1.24x	1.88x	1.85x	2.42x

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consists of income from continuing operations before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

TRANSACTION AGREEMENT WITH WESTAR

The Offering and The Repurchase

On January 9, 2003, we entered into a Transaction Agreement with Westar pursuant to which we agreed to use commercially reasonable efforts to effect an offering of our common stock and other securities, as we determined, prior to February 28, 2003 if permitted by capital market conditions, as determined by us in our sole discretion. On January 28, 2003, we satisfied our obligation by making concurrent public offerings of 12,000,000 million shares of our common stock at a public offering price of $17.19 per share and 14,000,000 of our 8.50% Equity Units, each with a stated value of $25 per unit. Upon exercise of the underwriters’ over-allotment options on January 31, 2003 and February 7, 2003, respectively, we issued an additional 2,100,000 of our 8.5% Equity Units and an additional 1,800,000 shares of our common stock on the same terms as in the original offerings. On February 5, 2003 we used $300 million to repurchase shares of our Series A Convertible Preferred Stock held by Westar. The price paid for each share of our Series A Convertible Preferred Stock in the repurchase was $17.19 per share less the per share costs covered by Westar’s share of the expenses of the offerings. Simultaneously with the repurchase, we modified the terms of the remaining shares of our Series A Convertible Preferred Stock by exchanging newly issued shares of our Series D Convertible Preferred Stock for all the shares of Series A Convertible Preferred Stock held by Westar that we did not repurchase.

On January 9, 2003, we also entered into a shareholder agreement and a registration rights agreement with Westar. These agreements became effective on February 5, 2003 and replaced the prior shareholder agreement and the prior registration rights agreement with Westar. See “Description of Capital Stock—Shareholder Agreement” and “Description of Capital Stock—Registration Rights Agreement.”

Westar Lock-ups

Westar agreed that, other than the repurchase, it would not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise for a period beginning on January 9, 2003 and ending on August 4, 2003 (the 180th day from the closing of the repurchase and exchange). Westar also agreed not to engage in various transactions involving our securities pursuant to the Registration Rights Agreement, dated January 9, 2003 between Westar and us which is described under “Description of Capital Stock—Registration Rights Agreement.”

Shelf Registration

In accordance with the terms of the Registration Rights Agreement, we filed a registration statement on Form S-3 on April 4, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock. The shelf registration statement was declared effective on April 15, 2003, and we agreed to use commercially reasonable efforts to maintain the effectiveness of the shelf registration statement. In connection with the filing of the shelf registration statement, we agreed to use commercially reasonable efforts to cause our shares of Series D Convertible Preferred Stock, if permitted by New York Stock Exchange rules, and the shares of common stock issuable upon conversion of our Series D Convertible Preferred Stock, to be listed on the New York Stock Exchange prior to any sale, transfer or conversion of the shares of our Series D Convertible Preferred Stock held by Westar.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of Common Stock, par value $0.01 per share, 75,122,042 shares of which were outstanding as of July 31, 2003, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, none of which was outstanding as of July 31, 2003, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding on July 31, 2003, 1,000,000 shares designated as Series C Participating Preferred Stock, none of which was outstanding on July 31, 2003 and 21,815,386 shares designated as Series D Convertible Preferred Stock, all of which were outstanding on July 31, 2003, and all of which are convertible at the holder’s option into common stock subject to various conditions. In addition, there were 16,100,000 of our 8.50% Equity Units outstanding on July 31, 2003.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock and various provisions of our certificate of incorporation and by-laws. This summary is not intended to be complete and is qualified by reference to the provisions of applicable law and our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of July 31, 2003, there were approximately 13,685 holders of record. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the preferred stock, holders of shares of common stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our common stock until we pay dividends on any shares of preferred stock then outstanding with dividend or distribution rights senior to our common stock. Dividends on our Series D Convertible Preferred Stock are not cumulative to the extent not paid in full on each dividend payment date.

Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director. Westar may designate one director pursuant to the Shareholder Agreement, dated January 9, 2003, between Westar and us. See “Description of Capital Stock—Shareholder Agreement—Board Representation.”

Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our by-laws.

Holders of our common stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our common stock. See “—Oklahoma Law” and “—Certificate of Incorporation and By-laws.” Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Amended and Restated Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

On February 5, 2003, we entered into an Amended and Restated Rights Agreement, which amended and restated our prior rights agreement in its entirety. As with most rights agreements, the terms of our Amended and Restated Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability.

Our Amended and Restated Rights Agreement provides that each share of our common stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Amended and Restated Rights Agreement, will have one right to purchase one one-hundredth of a share of preferred stock, designated as Series C Participating Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of preferred stock, subject to adjustment, as described below.

Initially, the rights under our Amended and Restated Rights Agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Amended and Restated Rights Agreement) of 15% or more of our outstanding common stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% or more of our outstanding common stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Amended and Restated Rights Agreement specifically excludes as an acquiring person, among others, Westar, but only with respect to shares of our common stock (including shares of our common stock issuable upon conversion of our Series D Convertible Preferred Stock) beneficially owned by it as of the date of the Amended and Restated Rights Agreement, less any shares transferred to third parties thereafter.

All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on February 5, 2013, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our common stock (or, in limited circumstances, one one-hundredths of a share of Series C preferred stock) as equals the result obtained by:

• multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

• dividing that product by 50% of the then current per share market price of our common stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

• we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our common stock are not treated alike; or

• we sell or transfer more than 50% of our assets or earning power to an interested shareholder or other person or, to any other person in a case where all holders of our common stock are not treated alike, each right entitles the holder to purchase, at the right’s then current purchase price, shares of common stock of the acquiring company as equal the result obtained by:

• multiplying the then current purchase price by the number of one one-hundredths of a share of our preferred stock for which a right is then exercisable; and

• dividing the product by 50% of the then current per share market price of the common stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our common stock (or shares of our other equity securities, including one one-hundredths of a share of preferred stock, with equivalent rights and privileges as our common stock) at an exchange ratio of one share of our common stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Amended and Restated Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights. The redemption price under our Amended and Restated Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of preferred stock, designated Series D Convertible Preferred Stock, is outstanding. In addition, our board has authorized series designated as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and has authorized a series designated as Series C Participating Preferred Stock which relates to our Amended and Restated Rights Agreement. The following is a description of our Series D Convertible Preferred Stock and our Series C Participating Preferred Stock. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the preferred stock which have been filed with respect to each previously designated series described above and which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of any other particular series of preferred stock.

Series D Convertible Preferred Stock

Designation and Amount.    There are 21,815,386 shares of Series D Convertible Preferred Stock authorized. All authorized shares of Series D Convertible Preferred Stock are currently outstanding, are held by Westar and are fully paid and nonassessable.

Rank.    With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Series D Convertible Preferred Stock ranks senior to shares of our common stock, or any class of our equity securities that by its terms is junior to the Series D Convertible Preferred Stock, and will not rank junior with respect to any class or series of preferred stock that we may issue, unless the holders of 66 2/3% of the outstanding shares of the Series D Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Series D Convertible Preferred Stock.

Dividends.    We will pay or declare preferential cash dividends quarterly on each share of Series D Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Series D Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

Holders of the shares of our Series D Convertible Preferred Stock are entitled to receive, when and if declared by our board of directors, quarterly cash dividends in an amount per share equal to $0.23125.

Liquidation Preference.    The liquidation preference per share of Series D Convertible Preferred Stock will be equal to that payable per share of our common stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Series D Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Series D Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption.    We have the option to redeem all or a portion of the Series D Convertible Preferred Stock on or after August 1, 2006 at $20.00 per share if the closing price of our common stock has exceeded $25.00 for 30 consecutive trading days at any time prior to the date that we provide notice of our intention to redeem all or a portion of the Series D Convertible Preferred Stock.

Conversion Rights.    The Series D Convertible Preferred Stock is convertible at any time, at the holder’s option, except as otherwise provided below. Each share of Series D Convertible Preferred Stock is convertible into one share of our common stock, as adjusted appropriately to reflect any stock split, stock dividend, reserve stock split, or the issuance of rights or warrants, provided that Westar may only convert the shares of Series D Convertible Preferred Stock held by it if the aggregate of the regular dividends for the most recently completed fiscal year prior to conversion that would have been payable on all the shares of common stock issuable upon conversion of one share of Series D Convertible Preferred Stock is greater than $0.925 and such conversion would not subject us or our affiliates or Westar to the Public Utility Holding Company Act of 1935. In addition, Westar may generally convert any shares of our Series D Convertible Preferred Stock held by it into shares of common stock in connection with transfers made in compliance with the Shareholder Agreement.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our common stock in an amount sufficient for the conversion of all shares of Series D Convertible Preferred Stock then outstanding.

Voting Rights.    Holders of shares of Series D Convertible Preferred Stock will be entitled to vote together with holders of shares of our common stock, as a single class, with respect to:

• any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

    • the control share acquisition statute; or

    • any other provisions that are substantially similar to the control share acquisition statute;

• any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

• any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Series D Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our common stock issuable upon conversion of one share of Series D Convertible Preferred Stock.

Holders of Series D Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effect.    The issuance of our common stock into which the Series D Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Participating Preferred Stock

In connection with our Amended and Restated Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Participating Preferred Stock. Holders of the Series C Participating Preferred Stock are entitled to receive, when, as and if declared by our board of directors, in preference to the holders of our common stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in our common stock, payable on our common stock. The Series C Participating Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Participating Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Participating Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and, during a certain dividend default period, holders of the Series C Participating Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Participating Preferred Stock are entitled to priority over the holders of shares of our common stock or other junior ranking stock. See “Description of Capital Stock—Amended and Restated Rights Agreement.”

8.50% Equity Units

In January 2003, we conducted a public offering of 16,100,000 of our 8.50% Equity Units. Each Equity Unit has a stated amount of $25 and consists of a purchase contract issued by us and, initially, $25 principal amount of our senior notes due February 16, 2008, referred to as a Corporate Unit.

Purchase Contract

The purchase contract obligates holders to purchase from us, no later than February 16, 2006, for a price of $25 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

• if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to February 16, 2006 equals or exceeds $20.63, 1.2119 shares of our common stock;

• if the average closing price of our common stock over the same period is less than $20.63, but greater than $17.19, a number of shares of our common stock having a value, based on the 20-trading day average closing price, equal to $25; and

• if the average closing price of our common stock over the same period is less than or equal to $17.19, 1.4543 shares of our common stock.

The holders of the 8.50% Equity Units can settle a purchase contract at any time prior to the fifth business day immediately preceding February 16, 2006 by paying $25 cash in return for 1.2119 shares of our common stock.

Payments

We pay holders of our 8.50% Equity Units quarterly contract adjustment payments at a rate of 4.5% per year of the stated amount of $25 per Equity Unit, or $1.125 per year. In addition, the senior notes initially bear interest at a rate of 4.0% per year, payable quarterly.

Remarketing

A remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding November 16, 2005, referred to as the initial remarketing date. In order to successfully remarket the senior notes, the remarketing agent may reset the interest rate on the senior notes. The reset interest rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes comprising a part of the Corporate Units to have an approximate market value on the remarketing date of 100.50% of the purchase price of the portfolio of U.S. Treasury securities (discussed below), in the case of a remarketing prior to the final remarketing date (discussed below), or 100.50% of the aggregate principal amount of the senior notes, in the case of the final remarketing date. The interest rate on the senior notes will not be reset if there is not a successful remarketing.

If the remarketing of the senior notes on the initial remarketing date is not successful or does not occur because a condition precedent is not satisfied, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding February 16, 2006, referred to as the final remarketing date.

If there is a successful remarketing prior to the third business day immediately preceding February 16, 2006, or if a redemption occurs prior to February 16, 2006, the senior notes comprising a part of the Corporate Units will be replaced by a portfolio of 2.5% undivided beneficial interests in zero-coupon U.S. Treasury securities, each with a principal amount of $1,000, that mature on February 15, 2006, referred to as U.S. Treasury securities.

If the senior notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the senior notes will not be reset and holders of all senior notes will have the right to put the senior notes to us on February 16, 2006 at a put price equal to $25 per senior note, plus accrued and unpaid interest.

A holder of a senior note that is part of a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to the second business day immediately preceding February 16, 2006, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding February 16, 2006 delivers to the collateral agent $25 in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to February 16, 2006, $25 of the put price will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder’s obligations under the related purchase contract on February 16, 2006. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

Redemption

The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a specified tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and February 16, 2006. Following any such redemption of the senior notes, the redemption price for the senior notes that are a component of Corporate Units will be paid to the collateral agent who will purchase the U.S. Treasury securities portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interest in the U.S. Treasury securities portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of Corporate Units will receive the redemption price paid in such special event redemption.

Creation of Treasury Units and Corporate Units

Holders can create Treasury Units from Corporate Units by substituting U.S. Treasury securities for the senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio comprising a part of the Corporate Units, and holders can recreate Corporate Units by substituting senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio for the U.S. Treasury securities comprising a part of the Treasury Units. The senior notes or, if substituted for the senior notes, the U.S. Treasury securities or a holder’s applicable ownership interest in the portfolio of U.S. Treasury securities, as the case may be, will be pledged to us to secure the holder’s obligation under the related purchase contract.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Shareholder Agreement

On January 9, 2003, we entered into a Shareholder Agreement with Westar.

Standstill

The Shareholder Agreement provides, among other things, that Westar is prohibited from taking various actions, including, without limitation:

• the acquisition of any of our securities;

• the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

• the commencement of a merger, acquisition or other business combination transaction relating to us; and

• engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Restrictions on transfer

During the term of the Shareholder Agreement, Westar is prohibited, without our prior written consent, from transferring any of our equity securities except:

• transfers of equity securities representing voting power of less than 5%, provided that the transferee does not have a voting ownership percentage of more than 5% immediately prior to the transfer;

• in a bona fide underwritten public offering pursuant to the Registration Rights Agreement;

• pursuant to a pro rata distribution to the shareholders of Westar; and

• transfers to affiliates, provided that the party to whom the equity securities are transferred agrees to be bound by the terms of the Shareholder Agreement.

In addition, in the event that a third party commences a tender offer and our Amended and Restated Rights Agreement is inapplicable to that tender offer, Westar may tender a proportionate amount of our equity securities held by it into that tender offer.

Voting

During the term of the Shareholder Agreement, Westar has agreed to vote all voting securities that it owns as follows:

• with respect to the election of directors, in favor of the election of all candidates for director nominated by our board of directors;

• with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the rights agreement or any modification of the rights agreement (other than nonbinding precatory resolutions), in accordance with the recommendation of our board;

• with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment to our certificate of incorporation, which we refer to as the “opt out amendment,” by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar has the right to abstain or vote against such amendment;

• with respect to any transaction or series of transactions constituting a change-in-control, in its sole discretion; and

• with respect to all other matters, in its sole discretion those shares of common stock owned  by Westar that were not acquired as a result of the conversion of shares of our Series D Convertible Preferred Stock, and must vote all other voting securities held by Westar in the same proportion as all voting securities voted on the matter are voted by our other shareholders.

Board Representation

Westar is entitled to designate one director to our board of directors, but it has not done so as of the date of this prospectus. Westar’s designee does not have the right to sit on any committee of our board of directors.

Term

The Shareholder Agreement will terminate if, among other things, the ownership of our common stock by Westar, its affiliates or any members of a group of persons that includes Westar or any of its affiliates which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D (assuming, for this purpose, the conversion of the Series D Convertible Preferred Stock into common stock) falls below 10% of  all common stock issued and outstanding (again, assuming the conversion of the Series D Convertible Preferred Stock); however, in the event that the Shareholder Agreement is terminated for that reason, the standstill provisions described above will remain in effect until November 26, 2012.

Registration Rights Agreement

On January 9, 2003, we entered into a Registration Rights Agreement with Westar.

If at any time we propose to make an underwritten public offering of our common stock, Westar is entitled to notice of the registration and to include shares in the offering, provided the shares held by Westar can be limited or excluded if, in the underwriters’ opinion, the inclusion of the shares of common stock held by Westar create a substantial risk that the price per share of common stock that we will derive from the sale will be materially and adversely affected or that the number of shares of common stock (including the shares held by Westar) is greater than the number that can reasonably be sold.

In accordance with the terms of the Registration Rights Agreement, we filed a registration statement on Form S-3 on April 4, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock. The shelf registration statement was declared effective on April 15, 2003. We have also filed a shelf registration statement on Form S-3 in order to register our debt securities, common stock, preferred stock, purchase contracts and purchase contract units and preferred trust securities of ONEOK Capital Trust I and ONEOK Capital Trust II. Each of Westar and us must provide the other party with a lock-up notice if it intends to effect an underwritten offering of common stock or Series D Convertible Preferred Stock pursuant to a shelf registration statement. If we receive a lock-up notice from Westar, we can give Westar a pre-emptive notice within 5 business days of its notice indicating that we will use commercially reasonable efforts to promptly effect a shelf takedown. We will have 30 business days from the date of our pre-emptive notice to effect the shelf takedown. If we do not effect a shelf takedown within 30 business days, Westar may effect a shelf takedown within 15 business days thereafter. We may only deliver one pre-emptive notice in any twelve-month period. In the event that either party effects a shelf takedown, the other party agrees, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise, during the period beginning on the date of the lock-up notice and ending up to 90 days after the date of the prospectus supplement with respect to the shelf takedown.

In addition, subject to various requirements, we are entitled to postpone and delay for a reasonable period of time, not to exceed 90 days, any shelf takedown proposed by Westar if we determine that the shelf takedown would (i) in the good faith judgment of our board of directors, unreasonably impede, delay or otherwise interfere with any pending or contemplated financing (other than a shelf takedown) or (ii) based upon advice from our investment banker or financial advisor, adversely affect any pending or contemplated offering or sale of any class of securities by us. Moreover, subject to various requirements, we are entitled to postpone and delay for a reasonable period, not to exceed 30 days, any shelf takedown if we determine that the shelf takedown would, in the good faith judgment of our board of directors require disclosure of material non-public information. Westar may not effect more than two shelf takedowns in any twelve-month period.

The Registration Rights Agreement will terminate, among other reasons, when Westar may freely offer for sale shares of our common stock and our Series D Convertible Preferred Stock without any restriction as to manner of sale and volume imposed by the Securities Act of 1933. For example, if Westar held its shares for two years and was no longer an affiliate, it could freely sell its shares under Rule 144 of the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

• prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

• upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

• on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

• any merger or consolidation involving the corporation and an interested shareholder;

• any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

• subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of the stock of the corporation to an interested shareholder;

• any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

• the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the description above and Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

• the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

• the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

• the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken or dissented from the action; or

• the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

• is or was our director, officer, employee or agent; or

• while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

• pursuant to our notice of meeting;

• by or at the discretion of our board of directors; or

• by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

• a brief description of and the reasons for proposing the matter at the meeting;

• the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

• the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

• any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other disposition of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

• a majority vote of all of the independent directors; or

• the holders of at least 66 2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

• the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

• provisions relating to changes in the by-laws;

• a director’s personal liability to us or our shareholders;

• shareholder ratification of various contracts, transactions and acts; and

• voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our common stock and our preferred stock is UMB Bank, N.A., Kansas City, Missouri.

USE OF PROCEEDS

All of the proceeds from the sale of the common stock and Series D Convertible Preferred Stock offered by this prospectus will go to the selling stockholder. We will not receive any proceeds from the sale of the common stock or Series D Convertible Preferred Stock offered by the selling stockholder. In addition, we will receive no proceeds from the conversion, if any, of the Series D Convertible Preferred Stock into common stock.

SELLING STOCKHOLDER

The shares offered hereby are owned by Westar Industries, Inc. The following table sets forth (i) the number and percent of shares offered hereby that Westar Industries, Inc. beneficially owned as of July 31, 2003 and prior to this offering; (ii) the number of shares that Westar is offering for resale pursuant to this prospectus; and (iii) the number and percent of shares to be held by Westar Industries, Inc. assuming all of the shares offered hereby are sold. Shares that may be acquired by a person within 60 days are deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by that person. As of July 31, 2003, there were 75,122,042 shares of common stock outstanding.

	Title of Class	Beneficial Ownership as of July 31, 2003 and Prior to this Offering				Number of Shares Covered by this Prospectus		Shares beneficially owned after the sale of Shares Covered by this Prospectus
Name and Address		Shares		Percent of Class				Shares	Percent of Class

Westar Industries, Inc. 818 Kansas Avenue Topeka, KS 66612	Series D Convertible Preferred Stock	21,815,386		100%		21,815,386		0	0%

Westar Industries, Inc. 818 Kansas Avenue Topeka, KS 66612	Common Stock	4,714,434	(1)(2)	6.3	%(2)	4,714,434	(2)	0	0%

(1)	Includes shares of common stock directly held.

(2)	Excludes 21,815,386 shares of common stock issuable upon conversion of 21,815,386 shares of Series D Convertible Preferred Stock into our common stock at a ratio of one share of Series D Convertible Preferred Stock to one share of common stock (assuming no anti-dilution adjustments), subject to various conditions. The shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock are not deemed to be outstanding for the purposes of percentage ownership of common stock. In the Schedule 13D filed with the Securities and Exchange Commission on February 6, 2003, Westar disclaimed beneficial ownership of the shares of common stock into which the shares of Series D Convertible Preferred Stock convert. In that Schedule 13D, Westar noted that the conditions for conversion were not expected to occur within 60 days of the filing. However, if the shares of Series D Convertible Preferred Stock are sold to non-affiliates of Westar, the Series D Convertible Preferred Stock is immediately convertible into common stock.

PLAN OF DISTRIBUTION

The selling stockholder and Westar Energy, Inc. as a potential transferee of the selling stockholder may, from time to time, sell any or all of the shares of common stock and Series D Convertible Preferred Stock covered by this prospectus. We will pay the costs and fees of registering the common stock and the Series D Convertible Preferred Stock, but the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholder may sell the common stock and/or Series D Convertible Preferred Stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of the underwriter, dealer or agent involved in the offer and sale of the common stock and/or Series D Convertible Preferred Stock, the amounts underwritten and the nature of its obligation to take the common stock and/or Series D Convertible Preferred Stock will be provided in the applicable prospectus supplement to the extent required by applicable law.

The selling stockholder may sell the common stock and/or Series D Convertible Preferred Stock on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholder may sell some or all of the common stock and/or Series D Convertible Preferred Stock through:

• a block trade in which a broker-dealer may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

• purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

• ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

There is no established trading market for Series D Convertible Preferred Stock.

When selling the shares, the selling stockholder may enter into hedging transactions. For example, it may:

• enter into transactions involving short sales of the shares by broker-dealers;

• sell the shares short themselves and redeliver those shares to close out their short positions;

• enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

• loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholder and any broker-dealers involved in the sale or resale of the shares may qualify as underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act of 1933. If the selling stockholder qualifies as an underwriter, it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act of 1933.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with the proposed sale of the shares. If the selling stockholder notifies us that it has entered into a material arrangement with an underwriter, broker-dealer or agent for the sale of the shares, a supplement to this prospectus will be filed, if required pursuant to Rule 424(b) under the Securities Act of 1933.

In addition to selling shares under this prospectus, the selling stockholder may:

• agree to indemnify any broker dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

• transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

• sell its shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

We have agreed to indemnify the selling stockholder against certain liabilities arising in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the selling stockholder may be required to make in that respect.

We will make copies of this prospectus available to the selling stockholder and have informed it of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

The selling stockholder also may transfer shares to Westar Energy, Inc. In that event, the number of shares beneficially owned by the selling stockholder will decrease as and when the selling stockholder transfers its shares. The plan of distribution for the shares being offered and sold under this prospectus will otherwise remain unchanged, except that in that event Westar Energy, Inc. would be a selling stockholder for purposes of this prospectus.

Sales of a substantial number of shares of common stock and/or our Series D Convertible Preferred Stock by the selling stockholder, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

There can be no assurance that the selling stockholder will sell any or all of their shares covered by this prospectus.

LEGAL MATTERS

The validity of the securities will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for goodwill and other intangible assets in 2002, for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000.

9,500,000 shares

Common stock

Prospectus Supplement

JPMorgan

August     , 2003

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.